Exhibit 3.1

FIFTH AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

LUFKIN INDUSTRIES, INC.

ARTICLE I

The name of the corporation is Lufkin Industries, Inc. (the “Corporation”).

ARTICLE II

The period of the Corporation’s duration shall be perpetual or unlimited.

ARTICLE III

The purposes for which the Corporation is organized are as follows: To engaged in the business of operating a foundry, machine shop and manufacturing plant, to engage in the production, purchase, manufacture, repair, processing, transportation and sale of equipment, commodities, materials, goods, wares and merchandise, to acquire, produce, develop, mine, store, manufacture, transport, refine, process and market natural resources and their products and to conduct fundamental and applied research, to erect, own, operate and dispose of such buildings, structures, plants, works and facilities and to do such things as may be necessary and convenient in carrying out any and all of the foregoing purposes.

ARTICLE IV

The aggregate number of shares of all classes of stock that the Corporation shall have authority to issue is One Hundred Twenty Two Million (122,000,000) shares, divided into Two Million (2,000,000) shares of Preferred Stock without par value (the “Preferred Stock”), and One Hundred Twenty Million (120,000,000) shares of Common Stock, $1.00 par value (the “Common Stock”).

The following is a statement of the voting powers, designations, preferences, and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the classes of stock of the Corporation and of the authority with respect thereto expressly vested in the Board of Directors of the Corporation:

A.           Preferred Stock

(a)           The Preferred Stock may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors. The voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock of each series shall be such as are fixed by the Board of Directors, authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (herein called the “Directors’ Resolution”). The Directors’ Resolution as to any series shall (i) designate the series, (ii) fix the dividend rate, if any, of such series, the payment dates for dividends on shares of such series and the date or dates, or the method of determining the date or dates, if any, from which dividends on shares of such series shall be cumulative, (iii) fix the amount or amounts payable on shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, provided that each share shall not have more than one vote per share, (iv) state the price or prices or rate or rates, and adjustments, if any, at which, the time or times, and the terms and conditions upon which, the shares of such series may be redeemed at the option of the Corporation; and such Directors’ Resolution may (i) limit the number of shares of such series that may be issued, (ii) provide for a sinking fund for the purchase or redemption of shares of such series and determine the terms and conditions governing the operations of any such fund, (iii) grant voting rights to the holders of shares of such series, provided that each share shall not have more than one vote per share, (iv) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation, (v) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distributions of assets upon liquidation, (vi) state the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be made convertible into, or exchangeable for shares of any other class or classes or of any other series of Preferred Stock or any other class or classes of stock, and (vii) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors, so far as not inconsistent with this Article IV and to the full extent now or hereafter permitted by the laws of the State of Texas.

(b)           Except as expressly provided by law, or except as may be provided in any Directors’ Resolution, the Preferred Stock shall have no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of shareholders of the Corporation.

(c)           Preferred Stock that is redeemed, purchased or retired by the Corporation shall assume the status of authorized but unissued Preferred Stock and may thereafter, subject to the provisions of any Directors’ Resolution providing for the issue of any particular series of Preferred Stock, be reissued in same manner as authorized but unissued Preferred Stock.

B.           Common Stock

(a)           The Common Stock is junior to the Preferred Stock and is subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as herein set forth and as may be stated in any Directors’ Resolution o r Resolutions.

(b)           Subject to all rights of the Preferred Stock, dividends may be paid on the Common Stock as and when declared by the Board of Directors of the Corporation out of any funds of the Corporation legally available for the payment thereof.

(c)           In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, after payment shall have been made in full to the holders of the Preferred Stock, the remaining assets and funds of the Corporation shall be distributed to the holders of the Common Stock according to their respective shares.

(d)           Except as otherwise provided by law and subject to any voting rights conferred on the Preferred Stock, or any series thereof, by any Directors’ Resolution, the holders of shares of Common Stock shall possess the exclusive voting rights for the election of directors and for all other purposes, with each holder of Common Stock on the date fixed for determining the shareholders entitled to vote being entitled to one vote for each share of Common Stock held of record by such holder.

ARTICLE V

The Board of Directors is authorized to alter, amend or repeal the Bylaws or adopt new Bylaws of the Corporation. The shareholders shall not repeal or change the Bylaws of the Corporation except by the vote of the holders of not less than 80 percent of the total voting power of all shares of stock of the Corporation entitled to vote in the election of Directors, considered for purposes of this Article V as one class.

ARTICLE VI

Cumulative voting of shares of stock for the election of directors is hereby prohibited.

ARTICLE VII

The principal place of business and office of the Corporation is located at 601 South Raguet, within the City of Lufkin, County of Angelina, State of Texas. The post office address of the registered office of the Corporation is 350 N. St. Paul Street, Suite 2900, Dallas, Texas 75201, and the registered agent of the Corporation at the same address is CT Corporation System.

ARTICLE VIII

The number of directors constituting the Board of Directors shall be fixed as specified in the Bylaws of the Corporation, but shall not be less than nine or more than fifteen. The directors shall be divided into three classes, designated Class I, Class II and Class III. The initial term for directors in Class I shall expire at the annual meeting of shareholders to be held in 1986 ; the initial term for directors in Class II shall expire at the annual meeting of shareholders to be held in 1987 ; and the initial term for directors in Class III shall expire at the annual meeting of shareholders to be held in 1988. Each class of directors shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.

At the expiration of the initial term of each class of directors, and of each succeeding term of each class, each class of directors shall be elected to serve until the annual meeting of shareholders held three years from such expiration and until their successors are elected and qualified or until their earlier death, resignation, removal or retirement. Vacancies in the Board of Directors, whether arising through death, resignation or removal of a director, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. A directorship to be filled by reason of an increase in the number of directors may be filled by the Board of Directors but only for a term of office continuing until the election of one or more directors by the shareholders; provided that the Board of Directors may not fill more than two such directorships during the period between any two successive annual meetings of shareholders. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director. The Bylaws may contain any provision regarding classification of the corporation’s directors not inconsistent with the terms thereof.

A director of the Corporation may be removed only for cause and only upon the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation entitled to vote at an election of directors subject to further restrictions on removal, not inconsistent with this Article, as may be contained in the Bylaws.

ARTICLE IX

No shareholder shall be entitled as a matter of right to subscribe for, purchase or receive additional shares of any class of capital stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures, warrants or other securities convertible into or entitling the holder to purchase shares of capital stock, but such additional shares of capital stock or other securities convertible into or entitling the holder to purchase shares of capital stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it may deem advisable.

ARTICLE X

In the absence of fraud, no contract or other transaction between the Corporation and any other corporation, association, partnership, firm, or individual shall be invalidated or otherwise affected because of the fact that any one or more members of the Board of Directors of the Corporation is pecuniarily or otherwise interested in such contract or transaction, or is a director, officer or member of such other corporation, association, partnership, or firm; provided that such interest shall, before such vote is taken, be disclosed or known to the other members of the Board of Directors of the Corporation, or a committee of the Board of Directors, voting on such contract or transaction and such contract or other transaction is approved by a majority of the disinterested directors or committee members.

ARTICLE XI

The affirmative vote of the holders of not less than 80 percent of the outstanding shares of “Voting Stock” (as hereinafter defined) of the Corporation, including the affirmative vote of the holders of not less than 50 percent of the outstanding shares of Voting Stock not owned, directly or indirectly, by any “Related Person” (as hereinafter defined), shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined); provided, however, that the 80 percent and 50 percent voting requirements shall not be applicable if:

(1)           The Board of Directors of the Corporation by a vote of not less than 80 percent of the directors then holding office (a) have expressly approved in advance the acquisition of outstanding shares of Voting Stock of the Corporation that caused the Related Person to become a Related Person or (b) have approved the Business Combination prior to the Related Person involved in the Business Combination having become a Related Person;

(2)           The Business Combination is solely between the Corporation and another corporation, 100 percent of the Voting Stock of which is owned directly or indirectly by the Corporation; or

(3)           All of the following conditions have been met: (a) the Business Combination is a merger or consolidation consummation of which is proposed to take place within one year of the date of the transaction pursuant to which such Related Person became a Related Person and the cash or fair market value of the property, securities or other consideration to be received per share by holders of Common Stock of the Corporation (as determined by a majority of directors then holding office) in the Business Combination is not less than the highest per share price (with appropriate adjustments for recapitalizations and reclassifications and for stock splits, reverse stock splits and stock dividends) paid by the Related Person in acquiring any of its holdings of the Corporation’s Common Stock; (b) the consideration to be received by such holders is either cash or, if the Related Person shall have acquired the majority of its holdings of the Corporation’s Common Stock for a form of consideration other than cash, in the same form of consideration as the Related Person acquired such majority; (c) after such Related Person has become a Related Person and prior to consummation of such Business Combination: (i) except as approved by a majority of the “Continuing Directors” (as hereinafter defined), there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding shares of Preferred Stock of the Corporation, (ii) there shall have been no reduction in the annual rate of dividends paid per share on the Corporation’s Common Stock (adjusted as appropriate for recapitalizations and for stock splits, reverse stock splits and stock dividends), except as approved by a majority of the Continuing Directors, (iii) such Related Person shall not have become the Beneficial Owner of any additional shares of Voting Stock except as part of the transaction which results in such Related Person becoming a Related Person, and (iv) such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and (d) a proxy statement responsive to the requirements of the Exchange Act (as hereinafter defined) and the rules and regulations thereunder (or any subsequent provisions replacing the Exchange Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 40 days prior to the consummation of the Business Combination for the purpose of soliciting stockholder approval of the Business Combination and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may choose to state and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of such Business Combination, from the point of view of the remaining public stockholders of the Corporation (such investment banking firm to be selected by a majority of the Continuing Directors and to be paid a reasonable fee for their services by the Corporation upon receipt of such opinion).

For purposes of this Article:

(i)           The term “Business Combination” shall mean (a) any merger or consolidation of the Corporation or a subsidiary with or into a Related Person, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, of all or any “Substantial Part” (as hereinafter defined) of the assets either of the Corporation (including, without limitation, any voting securities of a subsidiary) or of a subsidiary, to or with a Related Person, other than a distribution by the corporation or a subsidiary to the Related Person of assets, evidences of indebtedness, securities or other property of the corporation or a subsidiary in connection with a pro rata distribution by the corporation or a subsidiary to its shareholders, (c) any sale, lease, exchange, transfer or other disposition of assets (other than shares of Voting Stock issued by the corporation or any subsidiary of the corporation of which the Related Person is the “Beneficial Owner” (as hereinafter defined) the fair market value of which does not exceed the then fair market value of 10% of the outstanding Voting Stock, such fair market value of Voting Stock to be determined in such manner as a majority of the Continuing Directors determines to be appropriate) having a fair market value of $5,000,000 or more of a Related Person to the corporation or a subsidiary of the corporation, (d) the issuance or transfer by the corporation or a subsidiary (other than by way of a pro rata distribution to all shareholders) of any securities of the corporation or a subsidiary of the corporation to a Related Person, (e) any reclassification of securities (including any reverse stock split) or recapitalization by the Corporation, the effect of which would be to increase the voting power of the Related Person, (f) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person, (g) any series or combination of transactions having, directly or indirectly, the same effect as any of the foregoing, and (h) any agreement, contract or other arrangement providing, directly or indirectly, for any of the foregoing.

(ii)           The term “Continuing Director” shall mean any member of the Board of Directors of the Corporation who is not affiliated with a Related Person and who was a member of the Board of Directors immediately prior to the time that the Related Person became a Related Person, and any successor to a Continuing Director who is not affiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors then members of the Board of the Corporation.

(iii)           The term “Related Person” shall mean and include any individual, corporation, partnership or other “person” or “group” of persons or entities (as such terms are used on January 1, 1983 in Rule 13d of the Securities Exchange Act of 1934 (the “Exchange Act”)), and the “Affiliates” and “Associates” (as defined on January 1, 1983 in Rule 12b-2 of the Exchange Act), of any such individual, corporation, partnership or other person or group of persons, which individually or together “Beneficially Owns” (as defined on January 1, 1983 in Rule 13d and Rule 14d-l(b)(4) of the Exchange Act) in the aggregate 10 percent or more of the outstanding, Voting Stock of the Corporation.

(iv)           The term “Substantial Part” shall mean more than 5 percent of the book value of the total assets of the entity in question as of the end of the fiscal year ending prior to the time the determination is being made or, in the case of voting stock of a subsidiary of the Corporation, 10 percent or more of the outstanding shares of such subsidiary’s voting stock.

(v)           Any shares of Voting Stock of the Corporation that any person or group has the right to acquire pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise, shall be deemed Beneficially Owned for purposes of determining whether such person, individually or together with its Affiliates and Associates, is a Related Person.

(vi)           For purposes of subparagraph (3) of this Article, the term “other consideration to be received” shall include, without limitation, Common Stock of the Corporation retained by its existing public stockholders in the event of a Business Combination in which the Corporation is the surviving corporation.

(vii)           The term “Voting Stock” shall mean all outstanding shares of capital stock of the Corporation or other corporation entitled to vote generally in the election of directors, and each reference to a proportion of shares of Voting Stock shall refer to shares having such proportion of the number of shares entitled to be cast.

ARTICLE XII

The Corporation shall be entitled to purchase its own shares to the extent of the aggregate of the available unrestricted capital surplus and available reduction surplus.

ARTICLE XIII

The provisions set forth in Articles V and VIII hereof may not be amended, altered, changed, repealed or rescinded in any respect unless such action is approved by the affirmative vote of the holders of not less than 80 percent of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article XIII as one class; the amendment, alteration, change, repeal or rescission of this Article XIII and Article XI hereof shall require both such 80 percent vote and the affirmative vote of 50 percent of such total voting power excluding the vote of shares owned by a “Related Person” (as defined in Article XI), if any. The voting requirements contained in this Article XIII and in Articles V and XI hereof shall be in addition to voting requirements imposed by law, other provisions of these Fourth Restated Articles of Incorporation or any designation of preferences in favor of certain classes or series of shares of capital stock of the Corporation.

ARTICLE XIV

A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission by the director in the director’s capacity as a director, except that this Article shall not eliminate or limit the liability of a director for:

(i)	a breach of the director’s duty of loyalty to the Corporation or its shareholders;

(ii)	an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or involves intentional misconduct or a knowing violation of law;

(iii)	a transaction from which the person received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the person’s duties;

(iv)	an act or omission for which the liability of a director is expressly provided by an applicable statute; or

(v)	an act related to an unlawful stock repurchase or payment of a dividend.

Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XV

The names and addresses of the duly elected Directors of the Corporation are as follows:

Douglas V. Smith	601 South Raguet	Lufkin, Texas 75904-3951
John F. Anderson	601 South Raguet	Lufkin, Texas 75904-3951
Suzanne V. Baer	601 South Raguet	Lufkin, Texas 75904-3951
John D. Hofmeister	601 South Raguet	Lufkin, Texas 75904-3951
James T. Jongebloed	601 South Raguet	Lufkin, Texas 75904-3951
John H. Lollar	601 South Raguet	Lufkin, Texas 75904-3951
John F. Glick	601 South Raguet	Lufkin, Texas 75904-3951
Richard R. Stewart	601 South Raguet	Lufkin, Texas 75904-3951
Howard J. Trout, Jr.	601 South Raguet	Lufkin, Texas 75904-3951
Thomas E. Wiener	601 South Raguet	Lufkin, Texas 75904-3951

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this the 2nd day of May, 2012.

LUFKIN INDUSTRIES, INC.

By:	/s/ Alejandro Cestero
Name:	Alejandro Cestero
Title:	Secretary